EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Three Months Ended
                                               Mar. 31       Mar. 31
                                                 1999          1998
                                               --------      --------
                                               (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $27,585       $79,508
Amortization of capitalized interest                608           610
Interest expense                                  6,656         5,863
Interest portion of rental expense                  529           607

                                               --------      --------
Earnings                                        $35,378       $86,588
                                               ========      ========

Interest                                        $ 7,530       $ 7,076
Interest portion of rental expense                  529           607
                                               --------      --------
Fixed Charges                                   $ 8,059       $ 7,683
                                               ========      ========

Ratio of Earnings to Fixed Charges                 4.39         11.27
                                               ========      ========